UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 26, 2011
American Midstream Partners, LP
(Exact name of registrant as specified in its charter)

Delaware	001-35257	27-0855785
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation )	File Number)	Identification No.)

1614 15th Street, Suite 300
Denver, Colorado	80202
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (720) 457-6060
Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
Underwriting Agreement
     On July 26, 2011, American Midstream Partners, LP (the “Partnership”) entered into an Underwriting Agreement (the “Underwriting Agreement”), by and among the Partnership, American Midstream GP, LLC (the “General Partner”) and American Midstream, LLC (the “Operating Company” and, together with the Partnership and the General Partner, the “Partnership Parties”) and Citigroup Global Markets Inc. and Merrill Lynch, Pierce, Fenner, & Smith Incorporated as representatives of the several underwriters named therein (the “Underwriters”), providing for the offer and sale by the Partnership (the “Offering”), and purchase by the Underwriters, of 3,750,000 common units representing limited partner interests in the Partnership at a price to the public of $21.00 per common unit ($19.6875 per common unit, net of underwriting discounts). Pursuant to the Underwriting Agreement, the Partnership also granted the Underwriters an option for a period of 30 days to purchase up to an additional 562,500 common units (the “Option Units”) to cover over-allotments, if any, on the same terms.
     The material terms of the Offering are described in the prospectus, dated July 26, 2011 (the “Prospectus”), filed by the Partnership with the United States Securities and Exchange Commission (the “Commission”) on July 27, 2011 pursuant to Rule 424(b)(4) under the Securities Act of 1933, as amended (the “Securities Act”). The Offering is registered with the Commission pursuant to a Registration Statement on Form S-1, as amended (File No. 333-173191), initially filed by the Partnership on March 31, 2011.
     The Underwriting Agreement contains customary representations, warranties and agreements of the Partnership Parties, and customary conditions to closing, obligations of the parties and termination provisions. The Partnership Parties have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the Underwriters may be required to make because of any of those liabilities.
     The Offering is expected to close on August 1, 2011. The Partnership will receive proceeds (net of underwriting discounts and commissions and a structuring fee) from the Offering of approximately $73.2 million. As described in the Prospectus, the Partnership will use the net proceeds of the sale of the common units to:
•	repay in full the outstanding balance under the Partnership’s existing credit facility of approximately $58.6 million;

•	pay offering expenses of approximately $3.3 million;

•	terminate, in exchange for a payment of $2.5 million, the advisory services agreement between the Operating Company and affiliates of American Infrastructure MLP Fund, L.P.;

•	establish a cash reserve of $2.2 million related to the Partnership’s non-recurring deferred maintenance capital expenditures for the twelve months ending June 30, 2012; and

•	make an aggregate distribution of approximately $6.6 million, on a pro rata basis, to participants in the Partnership’s long-term incentive plan holding common units, AIM Midstream Holdings, LLC (“AIM Midstream Holdings”) and the General Partner. The distribution to AIM Midstream Holdings and the General Partner is a reimbursement for certain capital expenditures incurred with respect to assets contributed to the Partnership.
     As described in the prospectus, immediately following the repayment of the outstanding balance under the Partnership’s existing credit facility with the net proceeds of the Offering, the Partnership will terminate its existing credit facility, enter into a new credit facility and borrow approximately $30.0 million under that new credit facility. The Partnership will use the proceeds from those borrowings to (i) make an aggregate distribution of approximately $28.0 million, on a pro rata basis, to participants in the Partnership’s long-term incentive plan holding common units, AIM Midstream Holdings and the General Partner and (ii) pay fees and expenses of approximately $2.0 million relating to the new credit facility. The distribution made to AIM Midstream Holdings and the General Partner will be a reimbursement for certain capital expenditures incurred with respect to assets contributed to the Partnership.

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     The Partnership will use the net proceeds of the sale of any Option Units to redeem from AIM Midstream Holdings a number of common units equal to the number of common units issued upon such exercise, at a price per common unit equal to the proceeds per common unit in the Offering before expenses but after deducting underwriting discounts, commissions and structuring fees.
     As more fully described under the caption “Underwriting” in the Prospectus, certain of the Underwriters have performed commercial banking, investment banking and advisory services for the Partnership from time to time for which they have received customary fees and reimbursement of expenses. The Underwriters may, from time to time, engage in transactions with and perform services for the Partnership in the ordinary course of their business for which they may receive customary fees and reimbursement of expenses. Additionally, affiliates of certain of the Underwriters will serve as lenders under the Partnership’s new credit facility.
     The foregoing description is not complete and is qualified in its entirety by reference to the full text of the Underwriting Agreement, which is filed as Exhibit 1.1 to this Current Report on Form 8-K and incorporated in this Item 1.01 by reference.
Item 9.01 Financial Statements and Exhibits.
  (d) Exhibits

1.1	Underwriting Agreement dated as of July 26, 2011 among the American Midstream Partners, LP, American Midstream GP, LLC and American Midstream, LLC and Citigroup Global Markets Inc. and Merrill Lynch, Pierce, Fenner, & Smith Incorporated as representatives of the several underwriters named therein.

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SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN MIDSTREAM PARTNERS, LP

	By:	American Midstream GP, LLC
its General Partner

Date: July 27, 2011	By:	/s/ Sandra M. Flower
	Name:	Sandra M. Flower
	Title:	Vice President of Finance

EXHIBIT INDEX

Exhibit No.	Description

1.1
Underwriting Agreement dated as of July 26, 2011 among the American Midstream Partners, LP, American Midstream GP, LLC and American Midstream, LLC and Citigroup Global Markets Inc. and Merrill Lynch, Pierce, Fenner, & Smith Incorporated as representatives of the several underwriters named therein